Exhibit 99.1

Keithley Instruments Announces Sale of RF Product Line

CLEVELAND--(BUSINESS WIRE)--November 19, 2009--Keithley Instruments, Inc. (NYSE: KEI), a world leader in advanced electrical test instruments and systems, today announced that it has signed a definitive agreement with Agilent Technologies, Inc. (“Agilent”) to sell substantially all of its RF product line to Agilent.

“Because we have placed a high emphasis on profitability in fiscal 2010 and beyond, we concluded that we could no longer continue to support our significant investment in RF measurement products, and should instead focus on growing our core business,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “The impact of the economic downturn changed the expected timing of the returns we were anticipating from our RF product line, extending them beyond a time-frame that we were willing to continue to support. We are pleased that Agilent will be assuming this product line. Both Keithley and Agilent will work to provide high quality service and support through the transition for our customers using these products.”

Subject to the completion of customary closing conditions, it is anticipated that the transaction will close around November 30, 2009. Following the closing, it is anticipated that the majority of the RF team will become Agilent employees. Under the terms of the agreement, the Company will transfer substantially all of the assets associated with the RF product line and Agilent will assume certain related liabilities. Agilent will provide global sales, service and support for the existing RF product line.

The Company expects to receive cash proceeds of approximately $9 million and to realize a pre-tax gain in the range of $2.5 to $3.5 million during its first quarter ended December 31, 2009, as a result of the sale.

The Company’s sales and earnings guidance provided on November 17, 2009 remains unchanged as a result of this transaction. Based upon current expectations, the Company is estimating sales for the first quarter of fiscal 2010, which will end December 31, 2009, to range between $23 and $27 million and earnings before taxes to range from a loss to a profit, excluding the impact of the gain on the sale of the RF product line. The Company’s strategic focus is on managing the Company to ensure profitability in the short-term that will continue into the long-term. As a result of the significant cost reduction actions the Company has taken since September 2008, including the discontinuance of its S600 product line and the anticipated sale of its RF product line, the Company has lowered its annual break-even sales point to approximately $90 million, depending upon gross margins.

“Keithley remains committed to serving the challenging materials, device, and process measurement requirements that enable innovation within the electronics industry. As part of our initiative to improve our profitability in fiscal 2010, we made the decision to focus on growing our core business. We remain committed to supporting our customers in the semiconductor, wireless, precision electronics, and research and education industry segments, serving applications in research, development and production. The divestiture of our RF product line enables us to increase our focus on our core technologies and we intend to expand our efforts to leverage these strengths in support of new growth opportunities such as energy efficiency related devices and materials,” stated Keithley.

Forward Looking Statements

Statements in this release that are not historical facts, including those relating to proceeds, gain from sale, and profitability are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: the inability of the Company and the buyer to complete and satisfy the pre-closing conditions and consummate the sale of the RF product line; the effect of the divestiture on customer relationships and the Company’s ongoing business; the estimated costs and gains relating to the sale being more or less significant than expected; worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the Company’s ability to implement planned cost savings initiatives and other initiatives to return to profitability without adversely affecting the Company’s product development program and strategic initiatives; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; and the impact of the Company’s fixed costs in a period of declining sales. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Friday, November 20, 2009, at 12 p.m. Eastern Standard Time, interested parties may listen to a conference call hosted by Keithley Instruments to discuss the sale of the Company’s RF product line. The call will be streamed live on the Web and is available by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the conference call by visiting the Company’s website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168